FOR IMMEDIATE RELEASE

                   SPACEHAB Acquires Johnson Engineering Corp.
        Engineering services company nearly doubles SPACEHAB's revenue base

         Houston, Texas, July 1, 1998 - SPACEHAB, Inc., (Nasdaq: SPAB) announced today that it has acquired all of the outstanding capital stock of Johnson Engineering Corporation ("JE"), a 25-year-old Houston-based company. JE supports the U.S. human space flight program by providing engineering services to NASA's Johnson Space Center.

         JE had more than $40  million  of  revenue  for its  fiscal  year ended
December 31, 1997, and was profitable. JE will be a wholly owned SPACEHAB subsidiary and will retain its name and management. Specific terms of the transaction, completed on July 1, were not disclosed.

         The merger broadens SPACEHAB's core business of supporting humans living and working in space. With over 400 employees, JE's capabilities to perform detailed design, fabrication, and operations complements SPACEHAB's traditional strengths in conceptual design and program management.

         JE performs a number of critical services for NASA including managing all training operations and facility engineering at the Neutral Buoyancy Laboratory ("NBL"), NASA's underwater facility where astronauts train for space walks and assembly of the International Space Station (ISS); building mockups of the ISS elements used in NBL training: and developing hardware for the crew living quarters currently scheduled for launch to the ISS in 2003.

         "SPACEHAB's goal is to become the leading company providing commercial space products and services to government and industry," SPACEHAB President David A. Rossi said. "With JE, we now have many of the critical capabilities that bring us another step closer to accomplishing that goal."

         Dr. Shelley Harrison, SPACEHAB's Chairman and Chief Executive Officer, added: "The combination of JE and SPACEHAB will expand SPACEHAB's capability to support our most important customer: NASA."

         JE was a privately owned company until joining SPACEHAB on July 1. JE's top three managers, Tom Short, William Jackson and Eugene Cernan will remain in key management positions. Short will continue as President and Cernan will continue as Chairman of the JE subsidiary. Jackson joins SPACEHAB's corporate staff as a Vice President of Corporate Development.

         "We see this merger as an opportunity to continue and expand JE's space flight support activities and to become more directly involved in the commercial potential of space," Short said.

         Cernan, the last person to walk on the Moon, added: "Having spent most of my career in the space program, I am delighted to be part of SPACEHAB, which has been leading the development of commercial systems that are advancing the frontier of human space flight."

         SPACEHAB, Inc., is the world's leading provider of commercial payload processing services for both astronaut-tended and unmanned payloads. SPACEHAB is the first company to commercially develop, own and operate habitable modules that provide space-based laboratory facilities and logistics resupply aboard the U.S. Space Shuttles to support people living and working in space. The next SPACEHAB flight is scheduled for Oct. 28, aboard the Space Shuttle Discovery when Senator John Glenn makes his return voyage to space.


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FOR MORE INFORMATION CONTACT:


Anne Eisele                                          Margaret ("Peg") Grayson
Director, Corporate Communications                   Chief Financial Officer
SPACEHAB, Inc.                                       SPACEHAB, Inc.
(703) 821-3000 ext. 201                             (703) 821-3000
Eisele@hqspacehab.com